Exhibit 10.2

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF MAY 31, 2022 BY AND AMONG JPMORGAN CHASE BANK, N.A., AS SUBORDINATED AGENT (AS DEFINED THEREIN), JPMORGAN CHASE BANK, N.A., AS SENIOR AGENT (AS DEFINED THEREIN) AND THE COMPANIES (AS DEFINED THEREIN) PARTY THERETO, TO THE INDEBTEDNESS OWED BY THE GORMAN-RUPP COMPANY AND EACH OTHER COMPANY PURSUANT TO THE SENIOR DEBT DOCUMENTS (AS DEFINED THEREIN), AS SUCH SENIOR DEBT DOCUMENTS HAVE BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AS PERMITTED UNDER THE SUBORDINATION AGREEMENT AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THE SENIOR DEBT DOCUMENTS AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

EXECUTION COPY

SENIOR SUBORDINATED UNSECURED CREDIT AGREEMENT

dated as of

May 31, 2022

among

THE GORMAN-RUPP COMPANY,

The other Loan Parties Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES:

Commitment Schedule

Schedule 1.01 – Excluded Subsidiaries

Schedule 3.05 – Properties, etc.

Schedule 3.14 – Insurance

Schedule 3.15 – Capitalization and Subsidiaries

Schedule 5.14 – Post-Closing Requirements

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.09 – Affiliate Transactions

Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A	–	Assignment and Assumption
Exhibit B-1	–	Borrowing Request
Exhibit B-2	–	Interest Election Request
Exhibit B-3	–	Notice of Prepayment
Exhibit C-1	–	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	–	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	–	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4	–	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D	–	Compliance Certificate
Exhibit E	–	Joinder Agreement

SENIOR SUBORDINATED UNSECURED CREDIT AGREEMENT dated as of May 31, 2022 (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”), among THE GORMAN-RUPP COMPANY, as Borrower, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any Interest Period or for any ABR Borrowing based on the Adjusted Term SOFR Rate, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“AHYDO Payment” means any mandatory payment, prepayment or redemption pursuant to the terms of any Indebtedness in an amount that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day that is also a U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 2.00% per annum, such rate shall be deemed to be 2.00% per annum for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable EBITDA” means, at any time, Consolidated EBITDA for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP for the most recent Test Period.

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, at any time, with respect to any Term Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders at such time; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Term Loans shall be disregarded in the calculations of Applicable Percentage.

“Applicable Rate” means, for any day, (a) with respect to any ABR Loan, a rate per annum equal to 8.00% and (b) with respect to any Term Benchmark Loan, a rate per annum equal to 9.00%.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to the term in Section 9.04(b).

“Arranger” means JPMorgan Chase Bank, N.A., in its capacity as sole bookrunner and sole lead arranger for the credit facilities evidenced by this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Incremental Amount” means, at any time, an aggregate principal amount of up to the sum of:

(a) an unlimited amount, so long as the Total Leverage Ratio is less than or equal to the lesser of (x) the then applicable maximum Total Leverage Ratio level specified in Section 6.12(b) and (y) 3.75 to 1.00, and in each case, after giving effect on a Pro Forma Basis to the incurrence or issuance of the applicable Incremental Facility (assuming that each applicable Incremental Facility is fully drawn) and the application of proceeds therefrom and any other transactions consummated in connection therewith; plus

(b) $70,000,000 (the “Fixed Incremental Amount”), which Fixed Incremental Amount shall be reduced by, without duplication (i) the aggregate principal amount of all Incremental Facilities incurred in reliance on this clause (b) and (ii) the aggregate principal amount of all Senior Loans incurred in reliance on the Fixed Incremental Amount (as defined in the Senior Credit Agreement), but shall not be reduced by the amount of any Incremental Facility incurred or issued in reliance on the immediately preceding clause (a);

provided, (i) for the avoidance of doubt, to the extent the proceeds of any Incremental Facilities are being utilized to repay Indebtedness, such calculations shall give effect on a Pro Forma Basis to such repayments, (ii) the Borrower may elect to use clause (a) above regardless of whether the Borrower has capacity under clause (b) above, and (iii) the Borrower may elect to use clause (a) above prior to using clause (b) above, and if both clause (a) and/or clause (b) are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use clause (a) above.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor thereto, as hereafter amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR, or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, , an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Debt Fund” means any debt fund or other Person that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course; provided, however, in no event shall (x) any natural Person or (y) the Borrower or any Subsidiary thereof be a “Bona Fide Debt Fund.”

“Borrower” means The Gorman-Rupp Company, an Ohio corporation.

“Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form attached hereto as Exhibit B-1 or any other form approved by the Administrative Agent.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only an U.S. Government Securities Business Day.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations or finance lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiary” means a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.

“CFC” means a Foreign Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means a Domestic Subsidiary of the Borrower that (a) has no material assets other than (i) the Equity Interests in one or more (x) Foreign Subsidiaries that are CFCs or (y) other CFC Holding Companies, (ii) Indebtedness issued by one or more (x) Foreign Subsidiaries that are CFCs or (y) other CFC Holding Companies and (iii) cash and Permitted Investments and other assets being held on a temporary basis incidental to the holding of assets described in clauses (i) and (ii) of this definition, and (b) does not Guarantee or otherwise provide any credit support for the Senior Obligations or any Material Indebtedness of the Borrower or any Subsidiary; provided, that, for the avoidance of doubt, a Subsidiary that would otherwise qualify as a CFC Holding Company will not fail to so qualify due to the temporary receipt of cash payments in respect of equity interests or Indebtedness in a CFC or other CFC Holding Company so long as such Subsidiary promptly distributes such cash.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Borrower or (ii) appointed by directors so nominated, appointed or approved; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the occurrence of a change in control, or other similar provision, as defined in the Senior Loan Documents or any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment and (c) any Lender, refers to whether such Lender is a Term Lender.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the such Lender’s Term Loan Commitment.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Compliance Certificate” means a certificate of a Financial Officer in substantially the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) all LIFO inventory-related non-cash expense adjustments for such period, (v) all non-cash pension settlement charges for such period and (vi) any unusual or non-recurring non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), minus (b) without duplication and to the extent included in Consolidated Net Income, (i) all LIFO inventory-related non-cash credit for such period, (ii) any unusual or non-recurring gains and any non-cash items of income for such period, and (iii) all cash payments made during such period on account of non-cash charges or expenses that were accruals or reserves added to Consolidated Net Income pursuant to clause (a)(iv), (v) or (vi) above in a prior period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period, without duplication, the sum of cash Consolidated Interest Expense, plus scheduled principal payments on Indebtedness actually made, plus expense for taxes paid in cash, plus Restricted Payments paid in cash, plus prepayments of the Obligations and Restricted Debt Payments paid in cash, plus Capital Lease Obligation payments in each case, for such period, and all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP), calculated for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) determined for the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

“Consolidated Total Assets” means, at any date, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means, at any date, the aggregate principal amount of total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, determined for the Borrower and its Subsidiaries on a consolidated basis at such date, in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Exposure” means, as to any Lender at any time, an amount equal to the aggregate principal amount of its unfunded Commitment (if any) and Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent or any other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (the such day the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Disqualified Institution” means (a) [reserved], (b) any Person that is reasonably determined by the Borrower after the Effective Date to be a competitor of the Borrower or its Subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (x) are clearly identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names and (y) are not Bona Fide Debt Funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Commitments or Loans (but solely with respect to such Commitments and Loans), (ii) the Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iii) “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations that by their terms survive), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock and other than as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations that by their terms survive)), in whole or in part, or (c) is or becomes automatically or at the option of the holder convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued to any current or former employees, consultants, directors, officers or members of management or pursuant to a plan for the benefit of current or former employees, consultants, directors, officers or members of management of the Borrower (or any direct or indirect parent thereof), the Borrower or its Subsidiaries or by any such plan to such current or former employees, consultants, directors, officers or members of management, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’, consultants’, directors’, officers’ or management members’ termination, death or disability.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Domestic Loan Party” means the Borrower and each other Loan Party that is a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Acquired Business” means substantially all of the assets and certain related liabilities of the Tuthill Corporation’s business of designing, manufacturing and selling fuel and chemical transfer pumps, meters, and accessories, including fuel management systems.

“Effective Date Acquisition” means the Acquisition by the Borrower of the Effective Date Acquired Business on the Effective Date pursuant to the Effective Date Acquisition Agreement.

“Effective Date Acquisition Agreement” means the Asset Purchase Agreement, dated as of April 26, 2022, between the Borrower and Tuthill Corporation, together with all exhibits, schedules, disclosure letters and attachments and supplements thereto, in each case, as amended or otherwise modified from time to time in accordance with this Agreement.

“Effective Date Acquisition Agreement Representations” means such of the representations made by or with respect to the Effective Date Acquired Business and its subsidiaries in the Effective Date Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Affiliates has the right (determined without regard to any notice requirement) to decline to close under the Effective Date Acquisition Agreement or to terminate its (or their) obligations under the Effective Date Acquisition Agreement or to decline to consummate the Effective Date Acquisition, in each case, as a result of a breach of such representations in the Effective Date Acquisition Agreement.

“Effective Date Acquisition Documents” means the Effective Date Acquisition Agreement and all other agreements, documents, instruments and certificates evidencing, or entered into or delivered in connection with, the Effective Date Acquisition, in each case, as amended or otherwise modified from time to time in accordance with this Agreement.

“Effective Date Cash Contribution” means a cash contribution, directly or indirectly, from the balance sheet of the Borrower of not less than $105,000,000.

“Effective Date Material Adverse Change” means “Material Adverse Effect” (as defined in the Effective Date Acquisition Agreement.

“Effective Date Transaction Expenses” means the fees, premiums, expenses and other transaction costs incurred by the Borrower or any of its Subsidiaries in connection with the Effective Date Acquisition and the other Transactions to occur on the Effective Date, including, without limitation, to fund any original issue discount and upfront fees required to be funded on the Effective Date.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors, or similar devices and all fees, including upfront or similar fees or original issue discount (provided that original issue discount and upfront fees shall be amortized over the shorter of (1) the remaining Weighted Average Life to Maturity of such Indebtedness and (2) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, underwriting, structuring, unused line, consent, amendment, ticking and commitment fees and other fees payable in connection therewith that are not generally paid to all relevant lenders providing such Indebtedness and, if applicable, consent fees for an amendment paid generally to consenting lenders.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, Release or threatened Release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical status, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in determining such Consolidated Net Income, (iii) decreases in Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of asset dispositions that have not yet been used to pay down the Loans), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans (in each case, under and defined in the Senior Credit Agreement) during such fiscal year to the extent of accompanying permanent optional reductions of the Revolving Commitments (under and defined in the Senior Credit Agreement) and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt (including the Term Loans and the “Term Loans” under and as defined in the Senior Credit Agreement) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility, to the extent that there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Working Capital for such fiscal year and (vi) the aggregate net amount of non-cash gain on the disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excluded Subsidiary” means any: (i) Captive Insurance Subsidiary; (ii) not-for-profit Subsidiary; (iii) Immaterial Subsidiary; (iv) Subsidiary that is not a Wholly-Owned Subsidiary; (v) other Subsidiary to the extent the Administrative Agent reasonably determines that the cost and/or burden of obtaining the Guarantee of such Subsidiary outweigh the benefit to the Lenders, (vi) any Subsidiary with respect to which the provision of a guarantee by it would result in material adverse tax consequences to the Borrower, any direct or indirect parent entity of the Borrower or any of the Borrower’s direct or indirect Subsidiaries, in each case, as reasonably determined by the Borrower in consultation with the Administrative Agent, (vii) Foreign Subsidiaries formed after the Effective Date solely for the purpose of, and having no operations or assets other than, holding employees in a certain jurisdiction outside the United States and maintaining an office lease for such employees, and (viii) those certain Foreign Subsidiaries set forth on Schedule 1.01. Notwithstanding the foregoing, no Subsidiary shall constitute an Excluded Subsidiary if (either at the time of designation or thereafter) (x) the primary purpose of such designation is (A) to evade the guarantee requirements under the Loan Documents for such Subsidiary with no other justifiable business purpose, or (B) to raise (or to facilitate the raising of) capital for (or any parent of) the Borrower or its Subsidiaries or (y) such Subsidiary Guarantees or otherwise provides credit support for the Senior Obligations or any Material Indebtedness or Subordinated Indebtedness of the Borrower or any Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Fourth Amended and Restated Loan Agreement, dated as of February 24, 2022 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time prior to the Effective Date), by and among, inter alios, the Borrower, as borrower, and JPMorgan Chase Bank, N.A., as lender.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 5.01.

“Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Borrower and its Subsidiaries, the ratio of (a) Consolidated EBITDA for such period, minus Unfinanced Capital Expenditures for such period, to (b) Consolidated Fixed Charges for such period.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR shall be 1.00% per annum.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 4.01(a)(iii).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Guaranteed Obligations” means with respect to any Subsidiary Guarantor, the Obligations, and, in each case, all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Obligations.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Immaterial Subsidiary” means, at any time of determination, any Subsidiary that is not a Material Subsidiary.

“Incremental Facility” means any tranche of Incremental Term Loans or Incremental Term Loan Commitments incurred in accordance with Section 2.09.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.09.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.09.

“Incremental Term Loan Commitment” has the meaning assigned to such term in Section 2.09.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out (which for all purposes of this Agreement, other than the definition of Consolidated Total Indebtedness, shall be valued at the maximum potential amount payable with respect to each such earn-out, and with respect to the definition of Consolidated Total Indebtedness, shall be valued in accordance with GAAP), (l) any other Off-Balance Sheet Liability and (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form attached as Exhibit B-2 hereto or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, , the first day of each calendar quarter and the applicable Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable Maturity Date, and (c) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter , as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter, in the case of any Borrowing, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the UCC.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E.

“Lender” means, as of any date of determination, a Person listed on the Commitment Schedule (or, if the Commitments have terminated or expired, a Person holding Credit Exposure) and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means any Acquisition or other Investment that the Borrower or one or more of its Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that, in the event the consummation of any such Acquisition or Investment shall not have occurred within sixty (60) days following the signing of the applicable contractual commitment, such Acquisition or Investment shall no longer constitute a Limited Condition Transaction for any purpose.

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, the Subordination Agreement, each Compliance Certificate, the Loan Guaranty and each other agreement, fee letter, instrument, document and certificate executed and delivered to, or in favor of, the Administrative Agent or any Lender and including each other pledge, power of attorney, consent, assignment, contract, notice , and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Make-Whole Amount” means a fee payable to the Administrative Agent for the benefit of the Lenders upon the occurrence of a Prepayment Fee Event after the Effective Date but on or prior to the second anniversary of the Effective Date, in an amount (but not less than zero) equal to the sum of (a) all interest on the portion of the Term Loans prepaid, deemed to be prepaid, or required to be prepaid that would otherwise have accrued during the twenty-four (24) month period following the date of such prepayment, deemed prepayment or required prepayment (calculated based on the per annum interest rate applicable to the Loans on the date of such prepayment, deemed prepayment or required prepayment), minus (b) the sum of the actual cash payments of interest on such portion of the Term Loans paid by the Borrower from the Effective Date through the date of such prepayment, deemed prepayment or required prepayment.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its Obligations or (c) the rights of or benefits available to the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Indebtedness” means any Indebtedness (other than the Obligations or the Senior Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $12,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, as of any date of determination, each Subsidiary (together with its Subsidiaries), which, (i) during the most recent Test Period, contributed greater than ten percent (10%) of Consolidated EBITDA for such Test Period or (ii) contributed greater than ten percent (10%) of Consolidated Total Assets as of the last day of the most recent Test Period; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds twenty percent (20%) of Consolidated EBITDA for any such Test Period or twenty percent (20%) of Consolidated Total Assets as of the last day of any such Test Period, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means December 1, 2027.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other Disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a taking by eminent domain, condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Loan Party” means, at any time, any Subsidiary that is not a Loan Party at such time.

“Notice of Prepayment” means a written notice from the Borrower of its intent to prepay a Borrowing or portion thereof in accordance with Section 2.11, which shall be signed by a Responsible Officer of the Borrower and shall be substantially in the form attached as Exhibit B-3 hereto or any other form approved by the Administrative Agent.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees (including, without limitation, any Make-Whole Amount and Prepayment Fees) and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent or any Indemnitee, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Original Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (i) the indefeasible payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the indefeasible payment in full in cash of the accrued and unpaid fees, including the applicable Make-Whole Amount and/or Prepayment Fee, if any, (iii) the indefeasible payment in full in cash of all reimbursable expenses and other Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon and (iv) the termination of all Commitments.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a Hostile Acquisition;

(b) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c) subject to Section 1.05, both before and immediately after giving effect (including giving effect on a Pro Forma Basis) to such Acquisition and any Indebtedness incurred or assumed in connection therewith, (i) each of the representations and warranties in the Loan Documents is true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) (except any such representation or warranty which relates to a specified prior date, which representation and warranty shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) as of such prior date), (ii) no Default or Event of Default then exists or would result therefrom, (iii) the Senior Leverage Ratio is not greater than 3.45 to 1.00 and (iv) the Borrower is in compliance on a Pro Forma Basis with the financial covenant set forth in Sections 6.12(b);

(d) as soon as available, but not less than thirty (30) days prior to such Acquisition, the Borrower has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements and statements of cash flow;

(e) the aggregate consideration paid or payable in respect of all Permitted Acquisitions of Excluded Subsidiaries that do not become Loan Parties ((x) including without limitation, all transaction costs, assumed Indebtedness and liabilities incurred, assumed or reflected on a consolidated balance sheet of the Borrower and its Subsidiaries after giving effect to such Acquisition and the maximum amount (to the extent such maximum amount is stated, and if not stated, then the reasonably anticipated amount) of all earn-out obligations and other deferred payments, but (y) excluding consideration payable in shares constituting Qualified Stock of the Borrower)) shall not exceed $42,000,000 during the term of this Agreement;

(f) other than with respect to Excluded Subsidiaries (subject to the foregoing clause (e)), as applicable, either (i) such acquired Person becomes a Subsidiary, (ii) such assets are acquired by a Loan Party or (iii) such acquired Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys all or substantially all of its assets, or transfers or conveys assets constituting a business unit, line of business or division of such Person, to, or is liquidated into, the Borrower or a Subsidiary;

(g) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(h) if such Acquisition involves a merger or a consolidation involving any Loan Party, such Loan Party shall be the surviving entity (provided that any such merger or consolidation involving the Borrower shall result in the Borrower as the surviving entity); and

(i) the Borrower shall have delivered to the Administrative Agent the final executed documentation relating to such Acquisition promptly following the consummation thereof.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(h) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i) Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods; and

(k) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clauses (d) and (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prepayment Event” means:

(a) any sale, transfer or other Disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of any Loan Party, other than Dispositions described in Section 6.05(a); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party; or

(c) the incurrence by any Loan Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prepayment Fee” means a fee payable to the Administrative Agent upon the occurrence of a Prepayment Fee Event, for the benefit of the Lenders, in an amount equal to the sum of the aggregate principal amount of Term Loans being repaid, multiplied by (i) 2.00% if such Prepayment Fee Event occurs after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date, or (ii) 1.00% if such Prepayment Fee Event occurs after the third anniversary of the Effective Date but on or prior to the fourth anniversary of the Effective Date,

“Prepayment Fee Event” means any repayment or prepayment in whole or in part or acceleration of the Term Loans of any Class for any reason and at any time, including, without limitation, whether such reduction or termination or repayment, prepayment or acceleration is (i) voluntary or mandatory, (ii) made when a Default or Event of Default is then outstanding, (iii) made in connection with the sale during any Event of Default, (iv) the result of or subsequent to the acceleration of the Term Loans for any reason at any time, including, without limitation, as a result of the occurrence of any Event of Default and, in the case of insolvency, reorganization or like proceeding, whether or not a claim for any Make-Whole Amount or Prepayment Fee is allowed in such proceeding, (v) made pursuant to, or as the consequence of, any regulatory or judicial enforcement or other actions from any Governmental Authority or (vi) made pursuant to, or as the consequence of, any Bankruptcy Event, whether or not a claim for and Make-Whole Amount or Prepayment Fee is allowed in such proceeding; provided that, notwithstanding the foregoing, in no event shall a Prepayment Fee Event arise solely as a result of a prepayment from (x) Excess Cash Flow under Section 2.11(e) or (y) proceeds of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party under Section 2.11(d).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma”, “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio in accordance with Section 1.05.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Projections” has the meaning assigned to such term in Section 5.01(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Stock” of any Person means Equity Interests of such Person other than Disqualified Stock of such Person.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting or (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Lenders” means, subject to Section 2.20: (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Credit Exposures representing more than 50% of the sum of the Aggregate Credit Exposure at such time; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Credit Exposures representing more than 50% of the sum of the Aggregate Credit Exposure at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, Financial Officer or other executive officer of the Borrower.

“Restricted Debt” means any Subordinated Indebtedness, Disqualified Stock or unsecured Indebtedness.

“Restricted Debt Payment” has the meaning set forth in Section 6.08(b).

“Restricted Payment” means, as the case may be, (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary or (ii) the payment of any management, advisory, transaction services, monitoring, bonus or similar fees, howsoever designated, or the payment of any costs, expenses and indemnities under any management, advisory, monitoring or similar agreement.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Securities Act” means the United States Securities Act of 1933.

“Senior Agent” means the “Administrative Agent” as defined in the Senior Credit Agreement.

“Senior Credit Agreement” means the Senior Secured Credit Agreement dated as of May 31, 2022 by and among the Borrower, the other Subsidiary Guarantors party thereto from time to time, Senior Agent, the lenders party thereto in their capacities as lenders thereunder, and as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, guarantors, institutional investors, agents or other investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent not prohibited by the Subordination Agreement.

“Senior Lenders” has the meaning assigned to the term “Lenders” in the Senior Credit Agreement.

“Senior Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness on such date that is secured by a Lien, minus Unrestricted Cash on such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.

“Senior Loan Documents” means the Senior Credit Agreement, the Subordination Agreement and the other “Loan Documents” (as defined in the Senior Credit Agreement).

“Senior Loans” has the meaning assigned to the term “Loans” in the Senior Credit Agreement.

“Senior Obligations” has the meaning assigned to the term “Secured Obligations” in the Senior Credit Agreement.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to it under the definition of Daily Simple SOFR.

“Specified Debt Conditions” means, with respect to any Indebtedness or commitments incurred in accordance with Section 2.09, the following conditions:

(a) such Indebtedness shall not mature earlier than the latest Maturity Date in effect at the time of incurrence or issuance of such Indebtedness;

(b) as of the date of incurrence of such Indebtedness, such Indebtedness, as applicable, shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the Term Loans funded on the Effective Date;

(c) subject to Section 1.05, such Indebtedness shall be issued or incurred only when no Default or Event of Default exists or would result from the issuance or incurrence of such Indebtedness;

(d) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) as of such earlier date;

(e) the Borrower is in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.12 (which calculations shall assume that such Incremental Term Loan Commitments are fully drawn or such tranche of Incremental Term Loans is fully funded, as the case may be);

(f) such Indebtedness is not incurred or guaranteed by any Person other than any Loan Party;

(g) such Indebtedness is not secured; and

(h) such Indebtedness shall contain terms that are not more restrictive, taken as a whole, than the terms of this Agreement and the other Loan Documents (as reasonably determined by the Borrower and the Administrative Agent), except as expressly permitted hereunder.

“Specified Default” means a Default or Event of Default under clauses (a), (b), (h) or (i) of Article VII.

“Specified Representations” means the representations and warranties in respect of the Loan Parties made pursuant to Sections 3.01, 3.02, 3.03(b) (solely as it relates to the organizational documents of the Loan Parties as it relates to Borrowings hereunder), 3.08, 3.13, 3.18, 3.19, the first sentence of 3.21 (as it relates to compliance with the PATRIOT Act), and the final sentence of 3.21 (as it relates to use of proceeds from any Borrowing violating Anti-Corruption Laws or applicable Sanctions).

“Statement” has the meaning assigned to such term in Section 2.18(f).

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person, the payment of which is subordinated to payment of the Obligations.

“Subordination Agreement” means (a) that certain Subordination and Intercreditor Agreement dated as of the Effective Date, among the Administrative Agent, the Senior Agent and the Loan Parties, as amended from time to time and (b) any other subordination agreement in form and substance reasonably acceptable to the Borrower and the Administrative Agent, among the Administrative Agent and each additional representative party thereto from time to time.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or of any other Loan Party, as applicable.

“Subsidiary Guarantor” means the Borrower’s Subsidiaries party hereto as Subsidiary Guarantors as of the Effective Date and any other Subsidiary that becomes a party to this Agreement pursuant to a Joinder Agreement; provided that in no event shall any Excluded Subsidiary constitute a Subsidiary Guarantor.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Lender” means a Lender having a Term Loan Commitment or holding an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lenders pursuant to Section 9.04. The initial amount of each Lender’s Term Loan Commitment is set forth on the Commitment Schedule or in the most recent Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04, executed by such Term Lender, as applicable. The aggregate amount of the Lenders’ Term Loan Commitments on the Effective Date is $90,000,000. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing or ABR Borrowing determined by reference to the Term SOFR Rate and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing or for any ABR Borrowing determined by reference to the Term SOFR Rate, for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Test Period” means, at any time, the period of four consecutive fiscal quarters ended on or most recently prior to such time for which financial statements have been or are required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)).

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness on such date minus Unrestricted Cash on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.

“Transactions” means (a) the consummation of the Effective Date Acquisition, (b) [reserved], (c) the payment of the Effective Date Transaction Expenses, (d) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions and the use of the proceeds thereof and (e) the execution, delivery and performance by the Loan Parties of the Senior Credit Agreement and the other Senior Loan Documents and the borrowing of the Senior Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Alternate Base Rate, or the Adjusted Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans (as defined in the Senior Credit Agreement); it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans (as defined in the Senior Credit Agreement), such Capital Expenditures shall be deemed Unfinanced Capital Expenditures), calculated for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) any other obligation (including any guarantee) that is contingent in nature at such time; or (ii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means, as of any date of determination, the amount of the Domestic Loan Parties’ unrestricted cash and Permitted Investments solely to the extent in excess of $10,000,000, but in any event, in an aggregate amount not to exceed $25,000,000 that is (a) on deposit with one or more financial institutions in the U.S. and (b) not encumbered by or subject to any other Lien, setoff, counterclaim, recoupment, defense or other right in favor of any Person (other than (i) a Lien securing the Senior Obligations, and (ii) banker’s liens relating to the establishment of depository relations in the ordinary course and not given in connection with the issuance of indebtedness).

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness, Disqualified Stock or preferred stock; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, Disqualified Stock or preferred stock that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable

Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly-Owned” means, with respect to any Person, a subsidiary of such Person, 100% of the outstanding Equity Interests or other ownership interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to foreign nationals to the extent required by applicable laws) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Working Capital” means, at any date, the excess of current assets of the Borrower and its Subsidiaries (other than cash or Permitted Investments) on such date over current liabilities of the Borrower and its Subsidiaries on such date other than Revolving Loans, Swingline Loans and Letters of Credit, in each case, under and as defined in the Senior Credit Agreement, all determined on a consolidated basis in accordance with GAAP.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Term Loan” or an “RFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Term Loan Borrowing” or an “RFR Term Loan Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Financial Accounting Standards Board Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05 Pro Forma Adjustments.

(a) To the extent the Borrower or any Subsidiary (x) makes any acquisition permitted pursuant to Section 6.04 or Disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Borrower most recently ended or (y) consummates any transaction that requires any pro forma calculation as a condition thereto or in connection therewith under the terms of this Agreement, then, in each case, (i) the Senior Leverage Ratio, the Total Leverage Ratio and

Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer), as if such acquisition, such Disposition or such other transaction (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period, (ii) unless otherwise expressly required hereunder, such pro forma calculation shall be determined by reference to the financial statements for the Test Period ended on or most recently prior to such calculation and (iii) any such calculation made by reference to, or requiring pro forma compliance with, any of the financial covenants shall be made by reference to the applicable financial covenant levels required under Section 6.12 for the quarter during which such acquisition, Disposition or other transaction was consummated (or, if there is no financial covenant required to be tested during such fiscal quarter, the financial covenant level for the first testing period scheduled to occur after the date of such calculation). In addition to the foregoing, and notwithstanding anything in this Agreement to the contrary, to the extent any Indebtedness is incurred or assumed in connection with any transaction permitted hereunder, any pro forma determination of the Senior Leverage Ratio, the Total Leverage Ratio or compliance with the financial covenants required to be made under this Agreement in connection with such transaction shall be made without including the proceeds of such incurred or assumed Indebtedness as Unrestricted Cash.

(b) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Total Leverage Ratio, the Senior Leverage Ratio and Fixed Charge Coverage Ratio;

(ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets); or

(iii) determining the accuracy of any representation or warranty or the existence of any Default or Event of Default,

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction, the Borrower or any of its Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket or other provision, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets or other provision for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket or other provision, including due to fluctuations in Consolidated EBITDA, Consolidated Interest Expense or Consolidated Total Assets, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited

Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a pro forma basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

SECTION 1.06 Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07 Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.08 [Intentionally Omitted].

SECTION 1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make a Term Loan in Dollars to the Borrower, on the Effective Date, in a principal amount not to exceed such Lender’s Term Loan Commitment, by making immediately available funds available to the Administrative Agent’s designated account not later than the time specified by the Administrative Agent. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Term Loan Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Class of Borrowings.

(e) To the extent the Borrower directs the Administrative Agent or the Lenders to remit the proceeds of any Loans hereunder to a Person other than the Borrower, in each such case, the Borrower hereby acknowledges and agrees that (i) all Loans constitute direct obligations of the Borrower, (ii) all Loans are made for the account of the Borrower and (iii) the deposit of the proceeds of the Loans as so provided directly benefits the Borrower.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing and whether such Borrowing is a Term Loan Borrowing or Incremental Term Loan Borrowing;

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request an Adjusted Daily Simple SOFR Loan (it being understood and agreed that such rate shall only apply to the extent provided in Sections 2.08(e), 2.14(a) and 2.14(f), as applicable).

SECTION 2.04 [Intentionally Omitted].

SECTION 2.05 [Intentionally Omitted].

SECTION 2.06 [Intentionally Omitted].

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the Effective Date solely by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that (i) Term Loans shall be made as provided in Section 2.01. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided, that any interest received from the Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

SECTION 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower or through any Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d), (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made, or (iii) elect Adjusted Daily Simple SOFR (it being understood and agreed that any such rate shall only apply to the extent provided in Sections 2.08(e), 2.14(a) and 2.14(f), as applicable).

(c) Each Interest Election Request (including requests submitted through any Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month.

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing:

(i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing; and

(ii) unless repaid, each Term Benchmark Borrowing and each RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto (or immediately in the case of an RFR Borrowing).

SECTION 2.09 Termination of Commitments; Incremental Term Loans.

(a) Unless previously terminated, the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.

(b) The Borrower shall have the right to obtain one or more increases to the size of the existing Term Loans and/or tranches of additional term loans, which may be of the same Class as any then-existing Term Loans (each an “Incremental Term Loan”), in each case by obtaining commitments to make Incremental Term Loans (each, an “Incremental Term Loan Commitment”), either from one or more of the Lenders or another Person (other than any Ineligible Institution) in the Borrower’s sole discretion; provided that (i) any such Incremental Term Loan Commitments or Incremental Term Loans shall be in a minimum amount of $10,000,000 (or such lesser amount as may be approved by the Administrative Agent), (ii) after giving effect thereto (and assuming that all Incremental Term Loan Commitments included in the applicable Incremental Facility are fully drawn), the sum of the total of the Incremental Term Loan Commitments and Incremental Term Loans incurred during the term of this Agreement does not exceed the Available Incremental Amount, (iii) to the extent Chase is the Administrative Agent at such time, the Administrative Agent has approved the identity of any such new Lender, such approvals not to be unreasonably withheld, conditioned or delayed, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) each such Incremental Facility satisfies the Specified Debt Conditions and the conditions set forth in Section 2.09(e), in each case, to the extent applicable and (vi) the procedures described in Section 2.09(c) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to participate in any tranche of Incremental Term Loans hereunder at any time. The Borrower shall have no obligation to approach or offer any existing Lender to provide any Incremental Term Loan Commitment or Incremental Term Loan.

(c) As a condition precedent to such tranche of Incremental Term Loans, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or tranche, and (B) subject to Section 1.05, in the case of the Borrower, certifying that, before and after giving effect to such increase or tranche, the Specified Debt Conditions have been satisfied and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

(d) [reserved]

(e) For any Incremental Term Loans:

(i) such Incremental Term Loans shall be evidenced by this Agreement, as amended in accordance with the terms hereof;

(ii) such Incremental Term Loans (A) shall rank pari passu in right of payment with the Term Loans and(B) may provide for the ability to participate on a pro rata basis or less than a pro rata basis in any voluntary repayments or prepayments of principal of other Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of other Term Loans hereunder; provided that (x) subject to Section 2.09(e)(iii) below, the terms and conditions applicable to any tranche of such Incremental Term Loans maturing after the latest Maturity Date in effect at such time may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after such Maturity Date and (y) subject to the immediately following proviso, such Incremental Term Loans may be priced differently than the initial Term Loans (including, without limitation, interest margin, interest rate floors, original issue discount, underwriting, arrangement, unused line, structuring, ticking, commitment, upfront or similar fees, and other fees payable in connection therewith that may be agreed to among the Borrower and the lender(s) providing and/or arranging such Incremental Term Loans) ; provided further that (I) if the Effective Yield in respect of such Incremental Term Loans as of the date of funding thereof exceeds the Effective Yield in respect of any initial Term Loans by more than 0.50%, the Applicable Rate in respect of such initial Term Loans shall be increased so that the Effective Yield in respect of such initial Term Loans is equal to the Effective Yield in respect of such Incremental Term Loans minus 0.50%, and (II) to the extent any change in the Effective Yield of the initial Term Loans is necessitated by the foregoing clause (I) on the basis of an effective interest rate floor in respect of such Incremental Term Loans, the increased Effective Yield in the initial Term Loans shall (unless otherwise agreed in writing by the Borrower) have such increase in the Effective Yield effected solely by increases in the interest rate floor(s) applicable to the initial Term Loans, but only to the extent an increase in the interest rate floor in the initial Term Loans would cause an increase in the Benchmark then in effect for such initial Term Loans;

(iii) subject to the consent of the Administrative Agent, such Incremental Term Loans may have the benefit of terms and conditions (including financial covenants) that are more restrictive than those applicable to the initial Term Loans so long as such more restrictive terms are also provided for the benefit of all other Commitments and Loans then outstanding; and

(iv) such Incremental Term Loans shall constitute “Mezzanine Obligations” under the Subordination Agreement.

(f) Subject to the foregoing conditions, any Incremental Term Loan Commitments or Incremental Term Loans shall be made hereunder pursuant to an amendment or restatement (an “Incremental Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender participating in such tranche and the Administrative Agent. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.09 and reflect the applicable Incremental Term Loans. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

(g) In connection with any Incremental Term Loans or Incremental Term Loan Commitments pursuant to this Section 2.09, any new lending institution becoming a party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan on the Maturity Date.

(b) [Reserved].

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) [Reserved].

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (c) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11 Prepayment of Loans. (a) After the second anniversary of the Effective Date, the Borrower shall have the right at any time and from time to time to voluntarily prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall deliver a Notice of Prepayment to the Administrative Agent or notify the Administrative Agent by telephone (confirmed by a Notice of Prepayment) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment,. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a Notice of Prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such Notice of Prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Borrower, and each mandatory prepayment of a Term Loan Borrowing shall be applied in accordance with Section 2.11(g). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, any break funding payments required by Section 2.16 and any Make-Whole Amount or Prepayment Fee under Section 2.12.

(c) [Reserved].

(d) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received, prepay the Obligations as set forth in Section 2.11(g) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, (x) a prepayment under this Section 2.11(d) shall only be required to the extent the aggregate Net Proceeds relating to all such Prepayment Events exceeds $1,000,000 in any fiscal year (and thereafter only Net Proceeds relating to such Prepayment Events in excess of such amount) and (y) if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower or its relevant Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrower and/or its Subsidiaries, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(e) The Borrower shall prepay the Obligations on the date that is ten days after the earlier of (i) the date on which Borrower’s annual audited financial statements for the immediately preceding fiscal year are delivered pursuant to Section 5.01 (commencing with the delivery of annual audited financial statements for the fiscal year ending December 31, 2023) or (ii) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01 (commencing with the annual audited financial statements for the fiscal year ending December 31, 2023), in an amount equal to the ECF Percentage of the Borrower’s Excess Cash Flow for such immediately preceding fiscal year. As used herein, “ECF Percentage” means (x) fifty percent (50%) if the Senior Leverage Ratio as of the last day of such period was greater than 3.25 to 1.00, (y) twenty-five percent (25%) if the Senior Leverage Ratio as of the last day of such period was greater than 2.75 to 1.00 but less than or equal to 3.25 to 1.00 and (z) zero percent (0%) if the Senior Leverage Ratio as of the last day of such period was less than or equal to 2.75 to 1.00. Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Financial Officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Administrative Agent.

(f) Notwithstanding any other provisions of this Section 2.11, to the extent that any or all of the Net Proceeds of any Prepayment Event by a Foreign Subsidiary or CFC Holding Company giving rise to a prepayment pursuant to Section 2.11(d) above (a “Foreign Prepayment Event”) are prohibited or delayed by any law (including financial assistance, corporate benefit, restrictions on upstreaming of cash, and the fiduciary and statutory duties of directors) applicable to such Foreign Subsidiary or CFC Holding Company from being repatriated to any Loan Party, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied to repay the Obligations at the times provided in Section 2.11(d) above, but only so long as the applicable law will not permit repatriation to any Loan Party (the Loan Parties hereby agreeing to cause the applicable Foreign Subsidiary or CFC Holding Company to promptly take all commercially reasonable actions (as determined in the Borrower’s reasonable business judgment) for a period of no longer than one (1) year that are reasonably required by the applicable law to permit such repatriation to a Loan Party), and once a repatriation of any of such affected Net Proceeds is permitted in such year under the applicable law, an amount equal to such Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation is permitted) applied (net of any taxes (including withholding taxes), costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) pursuant to Section 2.11(d) above. For the avoidance of doubt, so long as an amount equal to the amount of the Net Proceeds required to be applied in accordance with Section 2.11(d) above is applied by the Borrower, nothing in this Agreement shall be construed to require any Foreign Subsidiary or any CFC Holding Company to repatriate cash. The non-application of any prepayment amounts as a consequence of this clause (f) will not, for the avoidance of doubt, constitute a Default or Event of Default, and such amounts shall be available for working capital purposes or other general corporate purposes of the Borrower and the Restricted Subsidiaries as long as not required to be prepaid in accordance with the foregoing provisions of this clause (f).

(g) All such amounts pursuant to Sections 2.11(d) and (e) shall be applied to prepay the Term Loans in the inverse order of maturity.

(h) Notwithstanding anything to the contrary in this Section 2.11, no prepayments of Term Loans shall be required pursuant to Section 2.11(d) or (e) until the Senior Debt (as defined in the Subordination Agreement applicable thereto) has been Paid in Full (as defined in the Subordination Agreement applicable thereto).

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

(c) Except as set forth in the immediately following sentence, upon the occurrence of a Prepayment Fee Event, the Borrowers shall pay to the Administrative Agent for the ratable benefit of the applicable Lenders an amount equal to the Make-Whole Amount or Prepayment Fee, as applicable. The parties hereto acknowledge and agree that the Make-Whole Amount and the Prepayment Fee referred to in the first sentence of this Section 2.12(c) (i) is additional consideration for providing the Term Loans, (ii) constitutes reasonable liquidated damages to compensate the applicable Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an early prepayment of the Term Loans (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when such Term Loans might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Effective Date), and (iii) is not a penalty to punish the Borrowers for their early prepayment of the Term Loans or for the occurrence of any Event of Default or the occurrence of any other Prepayment Fee Event, as the case may be.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term Benchmark and Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e) Accrued interest on each Loan shall be payable in arrears, on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest computed by reference to the Alternate Base Rate (except when based on the Prime Rate), the Term SOFR Rate or Daily Simple SOFR shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate, , as applicable (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR, Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, the applicable Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, ; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (B) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14 (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (B) any RFR Loan shall on and from such day, be converted by the Administrative Agent to, and shall constitute an ABR Loan.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender ;

(ii) impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or other Recipient or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender , such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such

Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(c) A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Taxes.

(a) Withholding of Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document (including, without limitation, the Obligations and Guaranteed Obligations of each Loan Party) shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax

Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender,

the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Obligations).

(i) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due or the date fixed for any prepayment hereunder , in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 S. Dearborn St., Chicago IL 60603, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) All payments received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, in each case, shall be applied first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, from the Borrower, second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Loan Parties, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans ratably, and fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender from the Borrower or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of any Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans of such Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the relevant Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee (other than any Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent , which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [reserved];

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, all non-Defaulting Lenders of the applicable Class or Classes on a pro rata basis prior to being applied to the payment of any Loans of, such Defaulting Lender until such time as all Loans are held by the Lenders of the applicable Class or Classes pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(c) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Term Loan Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

SECTION 2.21 Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that (and where applicable, agrees):

SECTION 3.01 Organization; Powers. Each Loan Party and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution of the Loan Documents and the consummation of the transactions contemplated thereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and (ii) as could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any organizational documents of any Loan Party, (c) will not (i) violate any other Requirement of Law applicable to any Loan Party or (ii) violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or the assets of any Loan Party, or give rise to a right thereunder to require any payment to be made by any Loan Party, in each case for this clause (c), except to the extent any such violation or default could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of, or other requirement to create, any Lien on any assets material to the operation of the business of the Loan Parties and their Subsidiaries, taken as a whole, except Liens created pursuant to the Senior Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (a) the Borrower’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2021, reported on by Ernst & Young LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2022, certified by its Financial Officer and (b) the Effective Date Acquired Business’ balance sheet and statements of income (i) as of and for the fiscal year ended December 31, 2021 and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2022. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries and the Effective Date Acquired Business, as applicable, as of such dates and for such periods in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (a)(ii) and (b)(ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2021.

SECTION 3.05 Properties.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (i) has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, (ii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (iii) has become subject to any Environmental Liability, (iv) has received notice of any claim with respect to any Environmental Liability or (v) knows of any basis for any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements; No Default. Except where the failure to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party is in compliance with (i) all Requirements of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves and (b) to the extent the failure to file such return or make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Accounting Standards Codification 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of FASB Accounting Standards Codification 715 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11 Disclosure.

(a) None of the reports, financial statements, certificates or other written information (taken as a whole) furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates provided from time to time); provided that, with respect to projected financial information, estimates, forecasts and other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

(b) As of the Effective Date, to the best knowledge of the Borrower, the information included in the most recent Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12 Material Agreements. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement material to the operations of the Loan Parties taken as a whole to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date (including after giving Pro Forma Effect to thereto), and immediately after the making of each Loan: (i) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed its debts and liabilities (including without limitation the Obligations), subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

SECTION 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and owing have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations and of the same or similar size.

SECTION 3.15 Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, (c) the type of entity of the Borrower and each Subsidiary, and (d) whether such Subsidiary is a Loan Party, Material Subsidiary or Excluded Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.16 [Intentionally Omitted].

SECTION 3.17 Employment Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened in writing, (b) the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

SECTION 3.18 Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock. Neither the making of any Loan hereunder nor the use of proceeds thereof will violate the provisions of Regulation U or X of the Federal Reserve Board.

SECTION 3.19 Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.20 No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21 Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors, and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that could reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds, the Transactions or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.23 Plan Assets; Prohibited Transactions. None of the Loan Parties or their Subsidiaries is a “benefit plan investor” within the meaning of Section 3(42) of ERISA, and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.24 Status as Subordinated Indebtedness. Solely with respect to the Senior Obligations, the Obligations are “Mezzanine Obligations,” “Subordinated Indebtedness,” and “Subordinated Debt” (or any comparable term) under, and as defined in, the Senior Credit Agreement, the Subordination Agreement and the other Senior Loan Agreements.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (it being understood and agreed that any reference to the Loan Parties in this Section 4.01 includes any Person that will become a Loan Party immediately following the consummation of the Effective Date Acquisition):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received counterparts to each of the following, each duly executed (as applicable) by the applicable parties thereto, which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page:

(i) this Agreement;

(ii) to the extent requested at least three (3) Business Days prior to the Effective Date, promissory notes requested by the Lenders pursuant to Section 2.10(g);

(iii) a notice (which notice may be in the form of a Borrowing Request or such other form or method as approved by the Administrative Agent) setting forth the deposit account of the Borrower (as may be updated from time to time by written notice from the Borrower to the Administrative Agent, the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of the initial Loans to be funded hereunder on the Effective Date, which shall be delivered in accordance with Section 2.03, together with a customary funding indemnification letter to the extent any such Loan will be a Term Benchmark Loan;

(iv) certificate of the Secretary or an Assistant Secretary of each Loan Party certifying, upon giving effect to the Transactions to occur on the Effective Date, (A) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (B) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (C) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (D) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrower) authorized to request a Borrowing hereunder;

(v) a good standing certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction;

(vi) a customary legal opinion from Squire Patton Boggs (US) LLP, counsel to the Loan Parties;

(vii) a certificate of a Financial Officer of the Borrower certifying that, as of the Effective Date and after giving Pro Forma Effect to the Transactions to occur on the Effective Date, the Borrower and its Subsidiaries, on a consolidated basis, will be solvent (as described in Section 3.13); and

(viii) a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions precedent set forth in Sections 4.01(b)(ii), (iii) and (iv);

(b) Effective Date Acquisition

(i) the Effective Date Acquisition Agreement shall be in form and substance reasonably satisfactory to the Arranger (it being understood that the execution version of the

Effective Date Acquisition Agreement dated as of April 26, 2022 and most recently provided to the Arranger prior to April 26, 2022 is acceptable);

(ii) the Effective Date Acquisition shall be consummated in all material respects in accordance with the terms of the Effective Date Acquisition Agreement substantially concurrently with effectiveness of this Agreement and the initial funding of the applicable Loans hereunder, without giving effect to any amendments, consents, waivers or other modifications thereto that are materially adverse to the Lenders or the Arranger without the prior written consent of the Arranger (it being understood that (A) any change in the cash consideration payable or the price set forth in the Effective Date Acquisition Agreement on the date of execution and delivery thereof by the parties thereto (other than any price decrease of 10% or less), (B) any material change to the structure of the Effective Date Acquisition and (C) any change in the definition of “Material Adverse Effect” or the lender protective provisions set forth in the Effective Date Acquisition Agreement as in effect on the date of execution and delivery thereof by the parties thereto, in each case, will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Arranger);

(iii) since April 26, 2022, there shall not have been an Effective Date Material Adverse Change;

(iv) (A) the Specified Representations shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or material adverse effect) and (B) the Effective Date Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof, in each case, as of the Effective Date and after giving Pro Forma Effect to the Transactions to occur on the Effective Date (except to the extent any such representation expressly relates to an earlier date, in which case such representation shall be true and correct to such extent as of such earlier date);

(v) there shall be no injunction, temporary restraining order, or other legal action in effect which would prohibit the closing of the Effective Date Acquisition or the closing of this Agreement and funding of the initial Loans hereunder; and

(vi) the Lenders shall have received:

(A) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and Effective Date Acquired Business for the three most recently completed fiscal years ended at least 90 days prior to the Effective Date;

(B) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and Effective Date Acquired Business for each subsequent fiscal quarter ended at least 45 days before the Effective Date (and comparable periods for the prior fiscal year);

(C) the Borrower’s projected income statement, balance sheet and cash flows through 2026 (inclusive of the Effective Date Acquisition and assumed synergies, and including a detailed description of the assumptions used in preparing such projections);

(D) a Quality of Earnings Report for the Effective Date Acquired Business; and

(E) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries (including the Effective Date Acquired Business) as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to Section 4.01(b)(vi)(B) above.

(c) Senior Credit Agreement. The Borrower shall have entered into, or substantially simultaneously herewith enter into, (i) the Senior Credit Agreement consisting of a term loan facility in an aggregate principal amount of up to $350,000,000 and a revolving facility in an aggregate principal amount of up to $100,000,000 and the Borrower shall have received the proceeds thereof substantially simultaneously herewith and (ii) that certain Subordination and Intercreditor Agreement dated as of the Effective Date, among the Administrative Agent, the Senior Agent and the Loan Parties, as amended from time to time.

(d) Effective Date Cash Contribution. The Administrative Agent shall have received evidenced reasonably satisfactory to it that the Borrower has applied the Effective Date Cash Contribution for the purposes of financing the Transactions to occur on the Effective Date.

(e) Repayment of Certain Indebtedness. The Administrative Agent shall have received satisfactory pay-off and release letters for all existing Indebtedness of the Borrower and its Subsidiaries required to be repaid (including, without limitation, (i) the credit facility evidenced by the Existing Credit Agreement, (ii) that certain Credit Agreement dated May 31, 2018, by and between Patterson Pump Company and Wells Fargo Bank, National Association, as amended, and (iii) that certain Reimbursement Agreement (Non-US Applicant), dated September 23, 2016, by and between Wells Fargo Bank, National Association, London Branch and Patterson Pump Ireland Limited, as amended) and, in each case, which confirm that all Liens securing such Indebtedness and all Guarantees in respect thereof will be terminated and released concurrently with such payment.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date; provided that, to the extent agreed by the Borrower and the Arranger, such amounts will be paid with proceeds of Loans made on the Effective Date and reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(g) USA PATRIOT Act, Etc. At least five (5) Business Days prior to the Effective Date, (i) the Administrative Agent and Lenders shall have received (x) all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Without limiting the generality of the provisions of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01 on the Effective Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 Each Credit Event. After the Effective Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) with the same effect as though made on and as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) only as of such specified date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section; provided that, in the case of any Incremental Term Loan the proceeds of which are, substantially concurrently with the receipt thereof, solely to be used by the Borrower or any Subsidiary to finance, in whole or in part, a Limited Condition Transaction, then (1) the Borrower shall only be required to satisfy the requirements of the above clauses (a) and (b) as of the date on which the binding agreement for such Limited Condition Transaction is entered into, (2) on the date of consummation of such Limited Condition Transaction, the foregoing clause (b) shall be limited to no Specified Default having occurred, being continuing or resulting therefrom, and (3) the representations and warranties so given in respect of the funding of such Loan or Borrowing shall be limited to the Specified Representations.

ARTICLE V

AFFIRMATIVE COVENANTS

Until all of the Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal year ending December 31, 2022), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal quarter ending June 30, 2022), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above (commencing with the fiscal quarter ending June 30, 2022) (collectively or individually, as the context requires, the “Financial Statements”), a Compliance Certificate (i) certifying, in the case of the Financial Statements delivered under clause (a) or (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate;

(d) as soon as available, but in any event no later than forty-five (45) days after the end of, and no earlier than thirty (30) days prior to the end of, each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(e) promptly following any request therefor, (x) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(f) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

Documents required to be delivered pursuant to clauses (a), (b) or (g) of this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or through Electronic System) of the posting of any such documents and provide to the Administrative Agent through Electronic System electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) (i) the occurrence of any Default or Event of Default or (ii) the occurrence of any Event of Default as defined in the Senior Credit Agreement;

(b) receipt of any notice of any investigation by a Governmental Authority or any Proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $3,600,000 (to the extent not paid or covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $3,600,000 in respect of any tax, fee, assessment, or other governmental charge (to the extent not paid or covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (vii) involves any product recall;

(c) any material change in accounting or financial reporting practices by the Borrower or any Subsidiary;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $3,600,000;

(e) within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendment;

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(g) concurrently with the furnishing thereof, any material notice, statement or report furnished to any holder of any of the Senior Obligations or to the Senior Lenders, which is not otherwise required to be delivered hereto;

(h) concurrently with the execution (or effectiveness, whichever is earliest) thereof, copies of all amendments, waivers, consents, supplements or other agreements relating to the Senior Loan Documents, and any forbearance agreements relating to the Senior Loan Documents; and

(i) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of The Gorman-Rupp Company Senior Subordinated Unsecured Credit Agreement dated May 31, 2022” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04 Payment of Obligations. Each Loan Party will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05 Maintenance of Properties. Each Loan Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent any failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that the foregoing shall not prohibit any transaction otherwise permitted hereunder, including any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative

Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, conduct at the Loan Party’s premises field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent and each Lender to contact its independent accountants directly), all at such reasonable times and with reasonable advance notice; provided that, absent the existence of an Event of Default, (i) any inspection under this Section 5.06 shall be limited to one (1) per calendar year and the Borrower shall only be required to reimburse the Administrative Agent and the Lenders for one (1) such inspection per calendar year and (ii) notwithstanding anything to the contrary in this Section 5.06, none of the Borrower or any of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement (or would otherwise cause a breach or default thereunder) or (z) is subject to attorney-client or similar privilege or constitutes attorney work product; provided further that, if the Borrower relies on the immediately foregoing clause (ii) for any reason, the Borrower shall advise the Lenders thereof. The Administrative Agent shall give the Borrower and its advisors the opportunity to participate in any discussions with the Borrower’s independent accountants. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07 Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (i) comply with its organizational documents, (ii) comply with each other Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (iii) perform in all material respects its obligations under material agreements to which it is a party, except, in the case of the foregoing clauses (ii) and (iii), to the extent that any such failure to so comply or perform that could not reasonably be expected result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds.

(a) The proceeds of the Term Loans funded on the Effective Date will be used to finance the Transactions to occur on the Effective Date, with any remaining proceeds being used for working capital needs and for general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The proceeds of any Incremental Facilities will be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other permitted Investments.

(b) The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09 Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents (taken as a whole), furnished by or on behalf of such Loan Party to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect (in each case, after giving effect to all supplements and updates from time to time), and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to the Projections, the Loan Parties will cause the Projections to be prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized and understood by the Lenders that all forward-looking information as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular forward-looking information will be realized and that actual results during the period or periods covered by any such forward-looking information may differ from the projected results and such differences may be material.

SECTION 5.10 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, but no less frequently than annually, information in reasonable detail as to the insurance so maintained.

SECTION 5.11 [Intentionally Omitted].

SECTION 5.12 [Intentionally Omitted].

SECTION 5.13 Subsidiary Guarantors; Further Assurances.

(a) As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary (other than an Excluded Subsidiary) or any Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall cause each such Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, which shall be accompanied by appropriate organizational resolutions, other organizational documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA PATRIOT Act. Each such Person delivering a Joinder Agreement shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(b) [Intentionally Omitted].

(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including all documents and such other actions or deliveries of the type required by Section 4.01), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

(f) Without limitation of (and subject to) any provision in the Subordination Agreement, if the Senior Agent or any lender (or representative thereof) with respect to any Senior Obligations receives any additional guaranty in connection with, or after the date of, the incurrence thereof, without limitation of any Event of Default that may arise as a result thereof, the Loans Parties shall, concurrently therewith, cause the same to be granted to the Administrative Agent, for its own benefit and the benefit of the Lenders.

SECTION 5.14 Post-Closing Requirements. Not later than the dates set forth in Schedule 5.14 (or such later dates as the Administrative Agent shall agree in its sole discretion) or as otherwise required thereunder, the Loan Parties shall take the actions set forth on Schedule 5.14.

ARTICLE VI

NEGATIVE COVENANTS

Until all of the Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Obligations and any other Indebtedness arising under the Loan Documents (including any Incremental Facilities);

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Refinance Indebtedness in respect thereof;

(c) Indebtedness of any Loan Party or Subsidiary owing to any Loan Party or Subsidiary, provided that (i) Indebtedness owing by any Non-Loan Party to any Loan Party shall be subject to Section 6.04 and (ii) Indebtedness owing by any Loan Party to any Non-Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Loan Party or Subsidiary of Indebtedness of any Loan Party or Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Non-Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e), together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $24,000,000 at any time outstanding;

(f) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (i) and (j) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount thereof (other than by the amount of any unused commitments thereunder, accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items), in each case, in connection with the refinancing of such Original Indebtedness and the incurrence or issuance of such Refinance Indebtedness), (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary (other than any accessions, improvements or additions to the property securing the Original Indebtedness and after acquired property to the extent applicable), (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not have a shorter Weighted Average Life to Maturity than such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness representing deferred compensation to, or similar arrangements with, employees and independent contractors of the Borrower or any Subsidiary to the extent incurred in the ordinary course of business and consistent with past practice;

(i) Indebtedness incurred by the Borrower or any Subsidiary (including letter of credit obligations and reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations in the ordinary course of business or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations, in each case, in the ordinary course of business;

(j) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(l) Senior Obligations in an amount not to exceed the Senior Debt Limit (as defined in the Subordination Agreement applicable thereto);

(m) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (m), together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, shall not exceed $24,000,000 at any time outstanding; and

(n) other Indebtedness in an aggregate principal amount not exceeding $6,000,000 at any time outstanding.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Senior Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than any accessions, improvements or additions to the property securing the Original Indebtedness and after acquired property to the extent applicable) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by the amount of any unused commitments thereunder, accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items), in each case, in connection with the refinancing of such obligations);

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Loan Party or Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of accrued and unpaid interest, fees, defeasance costs and premium (including call and tender premiums), if any, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness and the incurrence or issuance of such refinancing Indebtedness);

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h) Liens granted by a Non-Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i) (i) Liens granted by such Person under workmen’s compensation laws, health, disability or unemployment insurance laws, other employee benefit legislation, unemployment insurance legislation and similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases or other obligations of a like nature to which such Person is a party, or Liens granted to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs, performance or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds or requirements, in each case, incurred in the ordinary course of business, and (ii) Liens securing letters of credit or bankers acceptances issued, and letters of credit or bank guaranties provided to support payment of the items in the foregoing clause (i)(i);

(j) Liens on specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances, bank guarantees or letters of credit issued or created for the account of such Person, in each case, to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business;

(k) leases, franchises, grants, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (in each case, on a non-exclusive basis to the extent applicable to any intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary and do not secure any Indebtedness;

(l) Liens arising from UCC or any similar financing statement filings regarding operating leases or consignments entered into by the Borrower or any Subsidiary in the ordinary course of business;

(m) Liens in favor of the Borrower or any Subsidiary Guarantor;

(n) Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o) (i) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture; and (ii) purchase options, call, customary rights of first refusal and tag, drag and similar rights of, and restrictions for the benefit of, a third party that is not an Affiliate of the Borrower (including in joint venture agreements) with respect to Equity Interests held by the Borrower or any Subsidiary in joint ventures;

(p) purported Liens (other than Liens securing Indebtedness for borrowed money) incurred in the ordinary course of business and evidenced by the filing of precautionary UCC (or equivalent statute) financing statements or similar public filings; and

(q) Liens securing other outstanding obligations which do not in the aggregate exceed $6,000,000 at any time outstanding.

SECTION 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity;

(ii) any Loan Party (other than the Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party;

(iii) any Person (other than a Loan Party) may merge or consolidate with or into any Non-Loan Party, so long as the continuing or surviving entity is a Subsidiary (or will become a Subsidiary in connection therewith); provided that any such transaction involving a Wholly-Owned Subsidiary shall result in a Wholly-Owned Subsidiary as the continuing or surviving entity; and

(iv) any Non-Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders (as reasonably determined by the Administrative Agent); provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

(c) No Loan Party will, nor will it permit any Subsidiary to change its fiscal year or any fiscal quarter from the basis in effect on the Effective Date.

(d) No Loan Party will change the accounting basis upon which its financial statements are prepared.

(e) No Loan Party will change the tax filing elections it has made under the Code.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Loan Party and a Wholly-Owned Subsidiary prior to such merger or consolidation) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise)(each, an “Investment”), except:

(a) Permitted Investments;

(b) Investments in existence on the date hereof and described in Schedule 6.04, and Investments consisting of any modification, replacement, renewal, refinancing, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced or replaced Investment) and premium payable by the terms of such Investment thereon and fees and expenses associated therewith, in each case, as in existence on the Effective Date;

(c) Investments made by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that the aggregate outstanding amount of Investments by Loan Parties in Non-Loan Parties (together with outstanding intercompany loans permitted under the proviso to Section 6.04(d) and outstanding principal amount of Indebtedness subject to Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $30,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that the outstanding amount of such loans and advances made by Loan Parties to Non-Loan Parties (together with outstanding Investments permitted under the proviso to Section 6.04(c) and the outstanding principal amount of Indebtedness subject to Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $30,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate outstanding principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under the proviso to Section 6.04(c) and outstanding intercompany loans permitted under the proviso to Section 6.04(d)) shall not exceed $30,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $3,000,000 in the aggregate at any one time outstanding;

(g) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) Investments in the form of Swap Agreements permitted by Section 6.07;

(i) Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) Investments received in connection with the Disposition of assets permitted by Section 6.05;

(k) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l) Permitted Acquisitions;

(m) the Effective Date Acquisition;

(n) subject to the limitations on Investments in Non-Loan Parties set forth in Sections 6.04(c), (d) and (e), any Investment acquired by the Borrower or any Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (ii) as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(o) Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets, or of services, in each case, in the ordinary course of business;

(p) the non-exclusive licensing of intellectual property (i) in the ordinary course of business or (ii) which do not materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary and do not secure any Indebtedness;

(q) deposits required by any Governmental Authority or public utility, including with respect to Taxes and other similar charges to the extent the applicable obligations would not otherwise constitute an Event of Default; and

(r) other Investments in an aggregate amount not to exceed at any time outstanding (in each case determined without regard to any write-downs or write-offs) $42,000,000.

Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business, in each case, in the ordinary course of business;

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) Dispositions of (i) Inventory, goods or other assets in the ordinary course of business, (ii) obsolete, negligible, uneconomical, worn out or surplus property, and (iii) other property (including any leasehold property interest) that is no longer economically practical in its business;

(b) Dispositions of assets to the Borrower or any Subsidiary; provided that (i) any such Dispositions involving a Non-Loan Party shall be made in compliance with Section 6.09 and (ii) the aggregate fair market value of all assets Disposed by Loan Parties to Non-Loan Parties during the term of this Agreement shall not exceed $12,000,000;

(c) Dispositions of Accounts (excluding Dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d) Dispositions of cash, Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;

(e) Sale and Leaseback Transactions permitted by Section 6.06;

(f) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g) transactions permitted by Section 6.03(a);

(h) Dispositions constituting Liens permitted under Section 6.02, Investments permitted under Section 6.04 (other than Section 6.04(j)), or Restricted Payments permitted under Section 6.08(a);

(i) foreclosures, condemnation, expropriation or any similar action on assets or other Dispositions required by a Governmental Authority or casualty or insured damage to assets;

(j) the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable in the ordinary course of business and consistent with past practice;

(k) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(l) other than in respect of any intellectual property, leases, assignments, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (and terminations thereof), in each case, in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries, taken as a whole;

(m) any sale, transfer and other disposition of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practice;

(n) other Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (h) shall not exceed $12,000,000 during any fiscal year of the Borrower; and

(o) other Dispositions by the Borrower and its Subsidiaries so long as (i) the Borrower or applicable Subsidiary shall receive consideration at least equal to the fair market value (as determined by the Borrower at the time of contractually agreeing to such Disposition) of the assets sold or otherwise Disposed of, (ii) not less than 75% of the consideration for such Disposition consists of cash or Permitted Investments and (iii) at the time of such Disposition and immediately after giving effect (including giving effect on a Pro Forma Basis thereto), no Event of Default shall exists or would result therefrom.

Notwithstanding the foregoing, no Loan Party or any Subsidiary shall consummate any transaction that results in the Disposition (whether by way of any Restricted Payment, Investment, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions) of intellectual property that is material to the business of the Borrower and its Subsidiaries to any Non-Loan Party; provided that the Borrower and the other Loan Parties may grant non-exclusive licenses of any intellectual property to any Non-Loan Party in the ordinary course of business so long as the Borrower and the other Loan Parties retain the beneficial ownership and the same rights to use such intellectual property as held prior to such license.

SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Borrower may declare and pay dividends payable solely in Qualified Stock, and, with respect to its Disqualified Stock, payable solely in additional shares of such Disqualified Stock to the extent permitted to be issued hereunder;

(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iii) other Restricted Payments in an amount not to exceed the greater of (x) $18,000,000 and (y) 17.5% of Applicable EBITDA in any fiscal year, so long as at the time of making such Restricted Payment and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto, (A) no Event of Default then exists or would result therefrom, and (B) the Fixed Charge Coverage Ratio shall not be less than 1.20 to 1.00; and

(iv) other Restricted Payments so long as at the time of making such Restricted Payment and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the Borrower is in compliance with the financial covenants set forth in Section 6.12 and (z) the Total Leverage Ratio is not greater than 3.75 to 1.00.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Restricted Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (any of the foregoing, a “Restricted Debt Payment”), except:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii) AHYDO Payments with respect to Indebtedness permitted under Section 6.01;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05; and

(v) other Restricted Debt Payments in an aggregate amount during the term of this Agreement not to exceed an unlimited amount, so long as at the time of making such Restricted Debt Payment and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto (x) no Event of Default shall have occurred and be continuing or would result therefrom, (y) the Borrower is in compliance with the financial covenants set forth in Section 6.12 and (z) the Total Leverage Ratio is not greater than 3.75 to 1.00.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, its Affiliates, except:

(a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Loan Parties not involving any other Affiliate;

(c) any Investment permitted by Sections 6.04(c) or 6.04(d);

(d) any Indebtedness permitted under Section 6.01(c);

(e) any Restricted Payment permitted by Section 6.08;

(f) loans or advances to employees permitted under Section 6.04(f);

(g) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business;

(h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors; and

(i) as set forth on Schedule 6.09.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (1) the foregoing shall not apply to restrictions and conditions imposed by any applicable law or by any Loan Document, (2) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (3) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or a Subsidiary pending such sale, provided such restrictions and conditions apply only to such assets or the Subsidiary that is to be sold and such sale is permitted hereunder, (4) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (5) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Senior Loan Document (other than in connection with (i) a refinancing or replacement of such Indebtedness permitted hereunder or (ii) in a manner expressly permitted by, or not prohibited under, the Subordination Agreement) or (b) (i) any agreement relating to any Restricted Debt (other than in connection with (A) a refinancing or replacement of such Indebtedness permitted hereunder or (B) in a manner expressly permitted by, or not prohibited under, the applicable Intercreditor Agreement), (ii) any Effective Date Acquisition Document or (iii) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents, in each case of this clause (b), to the extent any such amendment, modification or waiver would be materially adverse to the Lenders (as reasonably determined by the Administrative Agent).

SECTION 6.12 Financial Covenants.

(a) Senior Leverage Ratio. The Borrower will not permit the Senior Leverage Ratio as of the last day of any Test Period to be greater than the ratio set forth below in respect of the last day of each Test Period ending on the day set forth below:

Date	Maximum Senior Leverage Ratio
June 30, 2022	5.40 to 1.00
September 30, 2022	5.40 to 1.00
December 31, 2022	5.40 to 1.00
March 31, 2023	5.40 to 1.00
June 30, 2023	4.80 to 1.00
September 30, 2023	4.80 to 1.00

December 31, 2023 and as of the last day of each Test Period ending thereafter	4.20 to 1.00

(b) Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the last day of any Test Period to be greater than the ratio set forth below in respect of the last day of each Test Period ending on the day set forth below:

Date	Maximum Total Leverage Ratio
June 30, 2022	6.90 to 1.00
September 30, 2022	6.90 to 1.00
December 31, 2022	6.90 to 1.00
March 31, 2023	6.90 to 1.00
June 30, 2023	6.30 to 1.00
September 30, 2023	6.30 to 1.00
December 31, 2023 and as of the last day of each Test Period ending thereafter	5.70 to 1.00

SECTION 6.13 Anti-Layering. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume, permit to exist, guarantee, or in any other manner become liable with respect to any funded Indebtedness, other than the Loans, that is contractually subordinate in right of payment to any Senior Obligations and senior in right of payment to the Obligations; provided that, for the avoidance of doubt, (i) unsecured Indebtedness shall not be considered contractually subordinated to any Senior Obligations merely because it is unsecured and (ii) this Section 6.13 shall not prohibit any modifications of the “waterfall” provisions in the Senior Loan Documents.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.13 or 5.14, or in Article VI or in Article X;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 (other than with respect to a Loan Party’s existence) or 5.04 through 5.07 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) (i) under the Senior Loan Documents at the maturity thereof or (ii) in respect of any Material Indebtedness, when and as the same shall become due and payable (giving effect to any applicable period of grace and requirements for notice);

(g) any event or condition occurs (after giving effect to any applicable period of grace and requirements for notice) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $12,000,000 (to the extent not paid or covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Loan Guaranty shall fail to remain in full force or effect (other than pursuant to the terms hereof or thereof) or any action shall be taken by any Loan Party to terminate or to assert the invalidity or unenforceability of the Loan Guaranty or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty, or any Loan Guarantor shall deny in writing that it has any further liability under the Loan Guaranty, or shall give written notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08;

(o) the Senior Obligations shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required payment or mandatory prepayment) prior to the stated maturity thereof;

(p) [reserved]; or

(q) (i) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms) or (ii) the subordination provisions of the Subordination Agreement or any other agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than pursuant to the terms thereof or with the written consent of the Required Lenders), or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) [reserved] (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Loans at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations (including, for the avoidance of doubt, any break funding payment, Make-Whole Amount and Prepayment Fees) accrued hereunder and under the other Loan Documents, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (iii) [reserved] and (iv) exercise all other rights and remedies of the Lenders under the Loan Documents and applicable law; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations (including, for the avoidance of doubt, any break funding payment, Make-Whole Amount and Prepayment Fees) accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. The parties hereto acknowledge and agree that the Make-Whole Amount and the Prepayment Fee referred to in this Article VII (i) is additional consideration for providing the applicable Class of Term Loans, (ii) constitutes reasonable liquidated damages to compensate the applicable Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an acceleration of the Term Loans of the applicable Class (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when such Term Loans might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Effective Date), and (iii) is not a penalty to punish the Borrowers for their early prepayment of the Term Loans of any Class or for the occurrence of any Event of Default or the occurrence of any other Prepayment Fee Event, as the case may be. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Authorization and Action.

(a) Each Lender, on behalf of itself and any of its Affiliates hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan

Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) The Arranger shall not have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.02 Administrative Agent’s Reliance, Limitation of Liability, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (x) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (y) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent,. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liability, cost or expense suffered by the Borrower, any other Loan Party, any Subsidiary or any Lender as a result of, any determination of any Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THROUGH AN ELECTRONIC SYSTEM OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04 The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.05 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents , and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

(c) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that Chase, in its capacity as Administrative Agent, may at any time resign as Administrative Agent hereunder without delivery of any prior written notice to the Lenders and without the consent of any Lender, so long as, in such case, Delaware Trust Company (or its Affiliate) is appointed as successor Administrative Agent.

SECTION 8.06 Acknowledgments of Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d) Each Lender hereby agrees that (i) it has requested a copy of each report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any report or any of the information contained therein or any inaccuracy or omission contained in or relating to a report and (B) shall not be liable for any information contained in any report; (iii) the reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the reports; (iv) it will keep all reports confidential and strictly for its internal use, not share the report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any report through the indemnifying Lender.

SECTION 8.07 [Intentionally Omitted].

SECTION 8.08 [Intentionally Omitted].

SECTION 8.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender in connection with the Loans, the Commitments or this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10 Intercreditor Arrangements. Each Lender, on behalf of itself and any of its Affiliates hereby (a) irrevocably authorizes the Administrative Agent to enter into any intercreditor agreement or subordination agreement (including the Subordination Agreement) contemplated hereby (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements or arrangements in connection with the incurrence by any Loan Party or its Subsidiaries of any Indebtedness to the extent permitted hereby), and (b) acknowledges and agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement or subordination agreement (including the Subordination Agreement) entered into in connection herewith or contemplated hereby.

SECTION 8.11 Relationship of Administrative Agents. Each of the Borrower and each Lender: (i) acknowledges that JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent and/or Lender hereunder or otherwise, “JPMC Bank”) and JPMorgan Chase Bank, N.A. (in its capacity as Senior Agent) are separate business units of JPMorgan Chase & Co. and that the rights and obligations of JPMC Bank and the Senior Agent and their respective Affiliates hereunder and under the Senior Credit Agreement are separate and distinct, are exercisable in the sole discretion of each such party and shall not be merged in law or in equity; (ii) acknowledges that the consent, approval, waiver or other action by JPMC Bank does not constitute a consent, approval, waiver or other action by the Senior Agent, and that any such action by the Senior Agent similarly does not bind JPMC Bank; (iii) acknowledges that it will communicate separately with each of JPMC Bank and the Senior Agent, and distribute information separately to each of JPMC Bank and the Senior Agent as required and permitted under the Loan Documents; and (iv) consents to JPMC Bank and the Senior Agent and their respective officers, employees, advisors and Affiliates working together and sharing information about the Borrower, its Subsidiaries and each Lender to the extent permitted under this Agreement or the applicable Senior Loan Documents, as the case may be. Notwithstanding any consent to share information, neither the Borrower nor any Lender should assume that JPMC Bank and the Senior Agent have shared information between them.

SECTION 8.12 No Reliance. Each Lender acknowledges that such Lender (a) has independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as such Lender has deemed appropriate, made its own credit analyses and decisions to enter into the transactions contemplated hereby and the Loan Documents to which such Lender is a party, and (b) will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as they shall from time to time deem appropriate, continue to make its own credit decisions in taking or not taking any action under this Agreement or any other Loan Document to which such Lender is a party. Each Lender acknowledges that JPMC Bank and/or J.P. Morgan Securities LLC may be an agent, arranger and/or lender under the Loan Documents and/or the Senior Loan Documents (as well as other loans or other securities), and each Lender hereby waives any existing or future conflicts of interest associated with such roles. If, in the administration of this facility or any other debt instrument, JPMC Bank determines (or is given written notice by any Lender that a conflict may exist), then JPMC Bank shall have the option to eliminate such conflict within ninety (90) days or resign as Administrative Agent pursuant to the terms hereof and, accordingly, JPMC Bank shall have no liability for any action taken or not taken while such conflict existed.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by fax or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or Electronic Systems, as follows:

(i)	if to any Loan Party, to it in care of the Borrower at:

The Gorman-Rupp Company

600 South Airport Road

Mansfield, Ohio 44903

Attention: James C. Kerr, Chief Financial Officer

Email: jim.kerr@gormanrupp.com

and

The Gorman-Rupp Company

600 South Airport Road

Mansfield, Ohio 44903

Attention: Brigette A. Burnell, General Counsel

Email: brigette.burnell@gormanrupp.com

(ii)	if to the Administrative Agent, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-1145

Chicago, IL, 60603-2300

Attention: Michael Wilson

Phone No: 312-325-3893

Email: michael.w.wilson@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: (844) 490-5663

Email: jpm.agency.cri@jpmorgan.com

jpm.agency.servicing.1@jpmorgan.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:

Email: covenant.compliance@jpmchase.com

and, in the case of a notification of the DQ List, to:

JPMDQ_Contact@jpmorgan.com

and

(iii) if to any other Lender, to it at its address or fax number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through any Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).

(b) Notices and other communications to any Loan Party or any Lender hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.09 with respect to any Incremental Facility Amendment or modification of the Commitment Schedule, and subject to Sections 2.14(b) and (c) and Section 9.02(e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that (x) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B) and (y) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay increased interest pursuant to Section 2.13(d) or to amend Section 2.13(d)), (C) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (other than, in each case, any prepayment required to be made pursuant to Section 2.11(d) or 2.11(e)), (D) change Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) (it being understood that, solely with the consent of the parties prescribed by Section 2.09 to be parties to an Incremental Facility Amendment and Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the initial Commitments and Loans are included on the Effective Date), (F) release the Borrower or release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (G) [reserved], (H) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender) or (I) except as set forth in the Subordination Agreement, subordinate the right of payment of the Obligations without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative

Agent (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) [Intentionally Omitted].

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than any Ineligible Institution) which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e) Notwithstanding anything to the contrary herein, (i) this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Facilities pursuant to an Incremental Facility Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the initial Term Loans, Incremental Facilities and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders and (ii) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03 Expenses; Limitation of Liability; Indemnity; Etc.

(a) Expenses. The Loan Parties, jointly and severally, shall pay all (i) reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (which counsel expenses shall be limited to the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Arranger, taken as a whole, and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant material jurisdiction), in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one primary counsel, selected by the Administrative Agent, to the Administrative Agent and the Lenders, taken as a whole, and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant material jurisdiction (and, in the case of an actual or potential conflict of interest, one additional counsel to the affected Lenders to the extent they are similarly situated)).

(b) Limitation of Liability. To the extent permitted by applicable law (i) neither the Borrower nor any other Loan Party shall assert, and the Borrower and each other Loan Party hereby waives, any claim against the Administrative Agent, the Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the willful misconduct or gross negligence of such Lender-Related Person and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one primary counsel, selected by the Administrative Agent, to the Indemnitees, taken as a whole, and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant material jurisdiction (and in the case of an actual or potential conflict of interest, one additional counsel to the affected Indemnitees to the extent they are similarly situated)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a

Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (x) the gross negligence or willful misconduct of such Indemnitee or (y) any disputes solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Arranger, the Administrative Agent, or any other agent or any other similar role under this Agreement) and not arising out of any act or omission of the Borrower or any of its Affiliates. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and Payment in Full of the Obligations.

(e) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Term Loans and Term Loan Commitments unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment (I) during the primary syndication of the facilities hereunder or (II) to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent (to the extent Chase is acting as the Administrative Agent); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or Term Loan Commitment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender or its Parent, (c) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party or (e) any Disqualified Institution.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, , sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an

Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full of the Obligations. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Obligations now or hereafter existing and owing to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender or such Affiliate shall notify the Borrower and the Administrative Agent of such setoff or application; provided that the failure to give such notice shall not affect the validity of such setoff or application under this Section. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with and governed by the law of the State of New York.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary that is a party hereto irrevocably designates and appoints the Borrower, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City. The Borrower hereby represents, warrants and confirms that the Borrower has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each such Foreign Subsidiary until Payment in Full of the Obligations. Each Foreign Subsidiary party thereto hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City by service of process upon the Borrower as provided in this Section 9.09(e); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Borrower and (if applicable to) such Foreign Subsidiary at its address set forth herein or in the Joinder Agreement pursuant to which such Foreign Subsidiary became a party hereto, as applicable, or to any other address of which such Foreign Subsidiary shall have given written notice to the Administrative Agent (with a copy thereof to the Borrower). Each Foreign Subsidiary party hereto irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary. To the extent any Foreign Subsidiary party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement and any party to any Senior Loan Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)) or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to any Person providing a Guarantee of all or any portion of the Obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.16 [Intentionally Omitted].

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 No Fiduciary Duty, etc. (a) Each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Loan Parties with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Loan Party or any other person. Each Loan Party agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated by the Loan Documents. Additionally, each Loan Party acknowledges and agrees that no Credit Party is advising the Loan Parties as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Loan Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by the Loan Documents, and the Credit Parties shall have no responsibility or liability to any Loan Party with respect thereto.

(b) Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Loan Party or its Affiliates and other companies with which any Loan Party may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Loan Party or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower or its Subsidiaries in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Loan Party also acknowledges that no Credit

Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party, confidential information obtained from other companies.

SECTION 9.19 Marketing Consent. The Borrower hereby authorizes Chase and its affiliates (collectively, the “Chase Parties”), at their respective sole expense, and without any prior approval by the Borrower, to include the Borrower’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as Chase Parties may from time to time determine in their sole discretion. The foregoing authorization shall remain in effect unless the Borrower notifies Chase in writing that such authorization is revoked.

SECTION 9.20 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE X

LOAN GUARANTY

SECTION 10.01 Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations of such Loan Guarantor. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this

Loan Guaranty, except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Lender in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Release of Loan Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Furthermore, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor constitutes an Excluded Subsidiary (other than an Excluded Subsidiary of the type described in clause (iv) of the definition thereof, unless such Subsidiary either (x) becomes non-Wholly-Owned pursuant to a bona fide equity investment by a non-Affiliate third-party or (y) becomes a bona fide joint venture with a non-Affiliated third party as determined in good faith by the Borrower in consultation with the Administrative Agent); provided that no such release shall occur if such Subsidiary Guarantor continues (after giving effect to the consummation of such transaction or designation) to be a guarantor or provide any credit support in respect of the Senior Obligations or any Material Indebtedness or Restricted Debt of the Borrower or any Subsidiary.

(b) Upon Payment in Full of all Obligations, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c) In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 10.09 Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent or Lender (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10 Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11 Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment, the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan

Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

THE GORMAN-RUPP COMPANY, as the Borrower

By:
Name:
Title:

PATTERSON PUMP COMPANY, as a Subsidiary Guarantor

By:
Name:
Title:

AMT PUMP COMPANY, as a Subsidiary Guarantor

By:
Name:
Title:

NATIONAL PUMP COMPANY, as a Subsidiary Guarantor

By:
Name:
Title:

FILL-RITE COMPANY, as a Subsidiary Guarantor

By:
Name:
Title:

Signature Page to Senior Subordinated Unsecured Credit Agreement

The Gorman-Rupp Company

JPMORGAN CHASE BANK, N.A., individually as a Lender, and as Administrative Agent

By:
Name:
Title:

Signature Page to Senior Subordinated Unsecured Credit Agreement

The Gorman-Rupp Company

COMMITMENT SCHEDULE

Lender	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$90,000,000
Total	$90,000,000

Schedule 5.14

Post-Closing Obligations

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	The Gorman-Rupp Company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 among The Gorman-Rupp Company, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Loan Commitment”, etc.).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][5]

THE GORMAN-RUPP COMPANY

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent,, is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or Affiliate or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or any other Loan Document or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any Subsidiary or Affiliate, or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of this type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Arranger, the Assignor or any other Lender or their respective Related Parties, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Arranger, the Assignor or any other Lender or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and

Annex 1-1

Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature (as defined in the Credit Agreement) or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform (as defined in the Credit Agreement) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT B-1

[FORM OF] BORROWING REQUEST

THE GORMAN-RUPP COMPANY

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-1145

Chicago, IL, 60603-2300

Attention: ___________________

Fax No: (312) ___________

Date:

Ladies and Gentlemen:

This Borrowing Request is furnished pursuant to Section 2.03 of that certain Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among The Gorman-Rupp Company (the “Borrower”), the other Loan Parties, the lenders party thereto and JPMorgan Chase Bank, N.A. (“Chase”), as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Agreement. [The Borrower represents that, as of this date, the conditions precedent set forth in Section 4.02 are satisfied.]6

The Borrower hereby notifies Chase of its request for the following Borrowing:

(A)	Aggregate principal amount of Borrowing:[7] $_________________

(B)	Date of Borrowing[8] (which is a Business Day):________________

(C)	Type of Borrowing:[9] ____________________________________

(D)	Interest Period:[10] _____________________

(E)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [NAME OF BANK] (Account No.: ______________)]

THE GORMAN-RUPP COMPANY, as the Borrower

[6]	To be included with borrowing requests following the Effective Date.
[7]	Must comply with Section 2.02(c) of the Credit Agreement.
[8]	For Daily Simple RFR Loans, the date should be 5 Business Days after the date of the Borrowing Request.
[9]	Specify ABR Borrowing or Term Benchmark Borrowing or RFR Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.
[10]

Applicable to Term Benchmark Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, three or six months (. Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

C-1-1

By:
Name:
Title:

C-1-2

EXHIBIT B-2

[FORM OF] INTEREST ELECTION REQUEST

THE GORMAN-RUPP COMPANY

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-1145

Chicago, IL, 60603-2300

Attention: ___________________

Fax No: (312) ___________

Date:

Ladies and Gentlemen:

This Interest Election Request is furnished pursuant to Section 2.08(c) of that certain Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among The Gorman-Rupp Company (the “Borrower”), the other Loan Parties, the lenders party thereto and JPMorgan Chase Bank, N.A. (“Chase”), as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Interest Election Request have the meanings ascribed thereto in the Agreement. This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.08 of the Credit Agreement, that it requests to convert an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such conversion requested hereby:

(A)	List date, Type, Class, principal amount and Interest Period (if applicable) of existing Borrowing: ___________

(B)	Aggregate principal amount of resulting Borrowing:[11] $_________________

(C)	Effective date of interest election (which is a Business Day):________________

(D)	Type of Borrowing:[12] ____________________________________

(E)	Interest Period and last day thereof (if a Term Benchmark Borrowing):[13] _____________________

[11]	Must comply with Section 2.02(c) of the Credit Agreement.
[12]	Specify ABR Borrowing or Term Benchmark Borrowing.
[13]

Applicable to Term Benchmark Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, three or six months. Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

C-2-1

THE GORMAN-RUPP COMPANY, as the Borrower

By:
Name:
Title:

C-2-2

EXHIBIT B-3

[FORM OF] NOTICE OF PREPAYMENT

THE GORMAN-RUPP COMPANY

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-1145

Chicago, IL, 60603-2300

Attention: ___________________

Fax No: (312) ___________

Date:

Ladies and Gentlemen:

This Notice of Prepayment is furnished pursuant to Section 2.11(b) of that certain Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among The Gorman-Rupp Company (the “Borrower”), the other Loan Parties, the lenders party thereto and JPMorgan Chase Bank, N.A. (“Chase”), as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Notice of Prepayment have the meanings ascribed thereto in the Agreement.

The Borrower hereby notifies Chase of its request to prepay the following Borrowing:

(A)	Aggregate principal amount of Borrowing or portion of Borrowing to be prepaid: $_________________

(B)	Date of prepayment[14] (which is a Business Day):________________

(C)	Type of Borrowing to be prepaid (check one):

______ ABR Borrowing

______ Term Benchmark Borrowing

______ RFR Borrowing

(E)	If such Borrowing to be prepaid is a Term Loan, such prepayment is a (check one):

______ Voluntary prepayment under Section 2.11(a)

______ Mandatory prepayment under Section 2.11(d) from the Net Proceeds of a Prepayment Event

______ Mandatory prepayment under Section 2.11(e) from Excess Cash Flow

(F)	If such prepayment is from Excess Cash Flow, calculations of Excess Cash Flow and the resulting prepayment for the fiscal year ending [___] are attached hereto.

[14]	For Term Benchmark Borrowing denominated in Dollars, notice must be delivered not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment.

D-1-1

THE GORMAN-RUPP COMPANY, as the Borrower

By:
Name:
Title:

D-1-2

EXHIBIT C-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Gorman-Rupp Company, as Borrower, the other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

D-1-1

EXHIBIT C-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Gorman-Rupp Company, as Borrower, the other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

D-2-1

EXHIBIT C-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Gorman-Rupp Company, as Borrower, the other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

D-3-1

EXHIBIT C-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Gorman-Rupp Company, as Borrower, the other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

D-4-1

EXHIBIT D

COMPLIANCE CERTIFICATE

To:	The Lenders party to the

Credit Agreement described below

This Compliance Certificate (this “Certificate”), for the period ended [____], is furnished pursuant to that certain Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 (as amended, modified, renewed or extended from time to time, the “Agreement”) among The Gorman-Rupp Company (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am the [____] of the Borrower and I am authorized to deliver this Certificate on behalf of the Borrower and its Subsidiaries;

2.

I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the compliance of the Borrower and its Subsidiaries with the Agreement during the accounting period covered by the attached financial statements (the “Relevant Period”);

3.

The attached financial statements of the Borrower and, as applicable, its Subsidiaries and/or Affiliates for the Relevant Period: (a) have been prepared on an accounting basis (the “Accounting Method”) consistent with the requirements of the Agreement and, except as may have been otherwise expressly agreed to in the Agreement, in accordance with GAAP consistently applied, and (b) to the extent that the attached are not the Borrower’s annual fiscal year end statements, are subject to normal year-end audit adjustments and the absence of footnotes;

4.

The examinations described in paragraph 2 did not disclose and I have no knowledge of, except as set forth below, (a) the existence of any condition or event which constitutes a Default or an Event of Default under the Agreement or any other Loan Document during or at the end of the Relevant Period or as of the date of this Certificate or (b) any change in the Accounting Method or in the application thereof that has occurred since the date of the annual financial statements delivered to the Administrative Agent in connection with the closing of the Agreement or subsequently delivered as required in the Agreement;

5.

The representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) as of the date hereof, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case it is true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) only as of such earlier date;

6.

Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

E-1

Described below are the exceptions, if any, referred to in paragraph 4 hereof by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) change in the Accounting Method or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this          day of                  ,        .

By:

Name:

Title:

E-2

Schedule I to Compliance Certificate

Compliance as of [____] with

Provisions of Section 6.12 of the Agreement

The computations set forth in this Schedule I are designed to facilitate the calculation of financial covenants and certain other provisions in the Agreement relating to the information set forth in the Borrower’s consolidated financial statements delivered with this Certificate. The computations set forth in this Schedule I have been made in accordance with GAAP. The use of abbreviated terminology and/or descriptions in the computations below are not in any way intended to override or eliminate the more detailed descriptions for such computations set forth in the relevant provisions of the Agreement, all of which shall be deemed to control. In addition, the failure to identify any specific provisions or terms of the Agreement in this Schedule I does not in any way affect their applicability during the periods covered by such financial statements or otherwise, which shall in all cases be governed by the Agreement.

A. Consolidated EBITDA for the most

recently ended 4 fiscal quarters

With reference to any period:

(i) Consolidated Net Income for such period	$____________
plus, without duplication and to the extent deducted in determining Consolidated Net Income,
(ii) Consolidated Interest Expense for such period	+ $____________
(iii) income tax expense for such period net of tax refunds for such period	+ $____________
(iv) depreciation for such period	+ $____________
(v) amortization for such period	+ $____________
(vi) all LIFO inventory-related non-cash expense adjustments for such period	+ $____________
(vii) all non-cash pension settlement charges for such period	+ $____________

(viii) any unusual or non-recurring non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period)	+ $____________
minus, without duplication and to the extent included in determining Consolidated Net Income for such period,
(ix) all LIFO inventory-related non-cash credit for such period	– $____________
(x) any unusual or non-recurring gains and any non-cash items of income for such period	– $____________

(xi) all cash payments made during such period on account of non-cash charges or expenses that were accruals or reserves added to Consolidated Net Income pursuant to clause A.(vi), (vii) or (viii) above in a prior period

$____________
(xii) Consolidated EBITDA (aggregate of A.(i) through A.(xi))	= $____________

B. Maximum Senior Leverage Ratio

(Section 6.12(a))

(i) Consolidated Total Indebtedness secured by a Lien	$____________
(ii) Unrestricted Cash	$____________
(iii) Consolidated EBITDA for the most recently ended 4 fiscal quarters (from A.(xii) above)	$____________
(iv) Senior Leverage Ratio (ratio of (B.(i) minus B.1(ii)) to B.(iii))	___ to 1.00
Maximum Senior Leverage Ratio permitted under Section 6.12(a)	[___] to 1.00
In compliance?	Yes/No (select one)

C. Maximum Total Leverage Ratio (Section 6.12(b))

(i) Consolidated Total Indebtedness as of such date	$____________
(ii) Unrestricted Cash	$____________
(iii) Consolidated EBITDA for the most recently ended 4 fiscal quarters (from A.(xii) above)	$____________
(iv) Total Leverage Ratio (ratio of (B.(i) minus B.(ii)) to B.(iii))	___ to 1.00
Maximum Total Leverage Ratio permitted under Section 6.12(b)	[___] to 1.00
In compliance?	Yes/No (select one)

EXHIBIT E

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [____], is entered into between [_______], a [______] (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Senior Subordinated Unsecured Credit Agreement dated as of May 31, 2022 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among THE GORMAN-RUPP COMPANY (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. [Reserved].

3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

F-1

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:

Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:

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